Exhibit 99.1

RE/MAX Holdings Reports Second Quarter 2016 Results

DENVER, Aug. 4, 2016 /PRNewswire/ --

Second Quarter 2016 Highlights
(Compared to second quarter 2015 unless otherwise noted)

  Total agent count grew by 7.9% to 109,960 agents
  U.S. and Canada combined agent count increased 4.5% to 81,971 agents
  Revenue of $43.4 million, down 2.0% from the prior-year quarter; revenue would have increased 5.3% after adjusting for the sale of the Company-owned brokerage offices
  Net income attributable to RE/MAX Holdings, Inc. of $7.0 million and earnings per diluted share (GAAP EPS) of $0.39
  Adjusted EBITDA1 of $24.9 million, Adjusted EBITDA margin of 57.4% and Adjusted earnings per diluted share (Adjusted EPS1) of $0.46

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the second quarter ended June 30, 2016.

"Robust agent-count growth led to solid second quarter results. Combined agent-count growth in the U.S. and Canada, where revenue per agent is the highest in our global network, was at the high end of our expectations, while international agent-count growth exceeded our estimates," stated Dave Liniger, Chief Executive Officer and Co-Founder of RE/MAX. "The entire RE/MAX team—agents, franchisees and the staff at headquarters—continues to focus on growing the highest quality real estate network in the world. With a strong brand, our highly productive network, a steadily improving U.S. housing market and consistent execution of our strategic plan, we are well positioned for continued success in the second half of the year."

Second Quarter 2016 Operating Results

Agent Count
The following compares agent count at the end of the second quarter 2016 to the prior-year period:

	As of June 30		Change
	2016	2015	#	%
U.S.	61,635	59,004	2,631	4.5%
Canada	20,336	19,432	904	4.7%
Subtotal	81,971	78,436	3,535	4.5%
Outside the U.S. & Canada	27,989	23,467	4,522	19.3%
Total	109,960	101,903	8,057	7.9%

Revenue

RE/MAX generated total revenue of $43.4 million for the second quarter of 2016, a 2.0% decrease compared to $44.3 million in the second quarter of 2015 primarily due to the sale of the Company-owned brokerages. After adjusting for the sale, revenue would have increased $2.2 million or 5.3% over the prior-year quarter.

Revenue growth was primarily driven by agent-count growth in the U.S. and Canada, contributions from the New York and Alaska acquisitions, and increased home-sale volumes, partially offset by the reduction in global sub-regional franchise sales and the strong U.S. dollar compared to the Canadian dollar. Recurring revenue streams, which include continuing franchise fees and annual dues, increased $1.7 million or 6.7% over the prior-year period and accounted for 64.3% of revenue in the second quarter 2016 compared to 59.0% in the prior-year quarter.

Operating Expenses

Total operating expenses were $22.7 million for the second quarter 2016, a decrease of $0.2 million or 1.0% compared to the prior-year quarter. Selling, operating and administrative expenses were $18.8 million, down $0.9 million or 4.5% from the prior year quarter and represented 43.4% of revenue compared to 44.6% in the second quarter 2015.

The reduction in operating expenses was primarily due to the sale of the Company-owned brokerages and decreased severance costs, partially offset by investment in the New York region, which the Company acquired in February 2016, as well as increased employee and legal costs.

Net Income and GAAP EPS

Net income attributable to RE/MAX Holdings, Inc. was $7.0 million for the second quarter 2016, an increase of $2.0 million or 40.1% over the comparable prior-year period. Net income increased primarily due to agent-count growth in the second quarter of 2016 and comparatively lower net income attributable to the non-controlling interest due to a change in ownership percentages in November 2015. The increase in net income was partially offset by the sale of the Company-owned brokerages and a higher provision for income taxes. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were both $0.39 per share for the second quarter 2016.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $24.9 million for the second quarter 2016, a decrease of $0.7 million or 2.8% from the prior-year quarter. Adjusted EBITDA decreased primarily due to the sale of the Company-owned brokerages and a decrease in global sub-regional franchise sales, partially offset by agent-count growth and contributions from the acquired New York and Alaska regions. Adjusted EBITDA margin was 57.4% compared to 57.9% in the prior-year quarter.

Adjusted basic and diluted EPS were both $0.46 for the second quarter 2016. The ownership structure used to calculate Adjusted basic and diluted EPS for the three months ended June 30, 2016 assumes RE/MAX owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX had in RMCO was 58.41% for the three months ended June 30, 2016.

Balance Sheet

As of June 30, 2016, the Company had a cash balance of $97.6 million, a decrease of $12.6 million from December 31, 2015. The cash balance reflects the aggregate payment of approximately $9.1 million in dividends, $9.9 million for the acquisitions of the New York and Alaska regions and a $12.7 million excess cash flow principal payment on the Company's term loan in the first quarter of 2016. As of June 30, 2016, RE/MAX had $187.0 million of term loans outstanding, net of unamortized debt discount and issuance costs, down from $200.4 million as of December 31, 2015.

Outlook

The Company's third-quarter and full-year 2016 Outlook reflects the sale of the Company-owned brokerages, the acquisitions of the New York and Alaska regions, an estimated exchange rate of $0.74 U.S. for every $1.00 Canadian and assumes no further acquisitions or divestitures.

For the third quarter of 2016, RE/MAX expects:

  Agent count to increase 5.5% to 6.0% over third quarter 2015, driven by strong agent growth outside the U.S. and Canada;
  Revenue in a range of $43.5 million to $44.5 million;
  Selling, operating and administrative expenses in a range of 46.5% to 47.5% of third quarter 2016 revenue;
    Project-related operating expenditures in a range of $750 thousand to $1.0 million;
  Adjusted EBITDA margin in a range of 54.0% to 55.0%; and
  Capital expenditures in a range of $1.0 million to $1.5 million;
    Project-related capital expenditures in a range of $750 thousand to $1.0 million.

RE/MAX is reiterating its Full-Year 2016 Outlook and updating its agent-count guidance. The Company expects:

  Agent count to increase 5.5% to 6.5% over 2015, up from 4.0% to 5.0% and driven by strong agent growth outside the U.S. and Canada;
  Revenue in a range of $169.8 million to $171.6 million;
  Selling, operating and administrative expenses in a range of 48.0% to 49.0% of 2016 revenue;
    Project-related operating expense in a range of $3.5 million to $4.0 million, down from $4.0 million to $4.5 million;
  Adjusted EBITDA margin in a range of 51.5% to 53.0%; and
  Total estimated capital expenditures of $3.5 million to $4.0 million;
    Project-related capital expenditures in a range of $2.0 million to $2.5 million.

The effective U.S. GAAP tax rate attributable to RE/MAX is estimated to be between 23% and 25% in 2016.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, August 5, 2016, beginning at 8:30 a.m. Eastern Time. Interested parties are able to access the conference call using the following dial-in numbers:

U.S.	1-877-201-0168
Canada & International	1-647-788-4901

Interested parties are also able to access a live webcast through the Investor Relations section of the Company's website at investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 100,000 agents provide RE/MAX a global reach of nearly 100 countries. Nobody sells more real estate than RE/MAX as measured by total residential transaction sides.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's outlook for the third quarter and full fiscal year, including expectations regarding agent count, revenue, SO&A expenses, and Adjusted EBITDA margins for its third quarter of 2016 and full fiscal year; the Company's optimism for agent recruitment, investment, acquisitions and improving market conditions; the absences of extraordinary items or unanticipated events in future time periods; currency exchange rates; the productivity of the agent network; the focus on growing the highest quality real estate network in the world; and consistent execution of our plan and continued success; as well as other statements regarding the Company's strategic and operational plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company's business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, (7) fluctuations in foreign currency exchange rates, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

1 Adjusted EBITDA and Adjusted EPS are non-GAAP measures. These terms are defined elsewhere in this release. Please see the schedules appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

TABLE 1

RE/MAX Holdings, Inc. Condensed Consolidated Statements of Income (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue:
Continuing franchise fees	$19,846	$18,268	$38,753	$35,928
Annual dues	8,046	7,875	15,950	15,677
Broker fees	10,384	9,247	17,585	15,667
Franchise sales and other franchise revenue	5,128	5,485	13,921	13,911
Brokerage revenue	—	3,402	112	7,301
Total revenue	43,404	44,277	86,321	88,484
Operating expenses:
Selling, operating and administrative expenses	18,842	19,730	42,074	44,801
Depreciation and amortization	3,872	3,808	7,593	7,619
(Gain) loss on sale or disposition of assets, net	(11)	(617)	96	(615)
Total operating expenses	22,703	22,921	49,763	51,805
Operating income	20,701	21,356	36,558	36,679
Other expenses, net:
Interest expense	(2,091)	(2,301)	(4,372)	(5,110)
Interest income	35	33	86	100
Foreign currency transaction gains (losses)	20	37	184	(1,384)
Loss on early extinguishment of debt	—	—	(136)	(94)
Equity in earnings of investees	—	390	—	602
Total other expenses, net	(2,036)	(1,841)	(4,238)	(5,886)
Income before provision for income taxes	18,665	19,515	32,320	30,793
Provision for income taxes	(4,285)	(3,457)	(7,544)	(5,605)
Net income	$14,380	$16,058	$24,776	$25,188
Less: net income attributable to non-controlling interest	7,419	11,088	12,875	17,500
Net income attributable to RE/MAX Holdings, Inc.	$6,961	$4,970	$11,901	$7,688

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.39	$0.41	$0.68	$0.64
Diluted	$0.39	$0.40	$0.67	$0.62
Weighted average shares of Class A common stock outstanding
Basic	17,636,590	12,225,678	17,610,470	12,022,769
Diluted	17,668,995	12,399,527	17,653,433	12,346,834
Cash dividends declared per share of Class A common stock	$0.1500	$0.1250	$0.3000	$1.7500

TABLE 2

RE/MAX Holdings, Inc. Condensed Consolidated Balance Sheets (Amounts in thousands, except share and per share amounts) (Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$97,574	$110,212
Accounts and notes receivable, current portion, less allowances of $4,543 and $4,483, respectively	19,276	16,769
Income taxes receivable	981	—
Assets held for sale	—	354
Other current assets	3,117	4,079
Total current assets	120,948	131,414
Property and equipment, net of accumulated depreciation of $13,397 and $13,183, respectively	2,592	2,395
Franchise agreements, net of accumulated amortization of $107,474 and $100,499, respectively	60,593	61,939
Other intangible assets, net of accumulated amortization of $8,531 and $8,929, respectively	6,242	4,941
Goodwill	75,977	71,871
Deferred tax assets, net	106,356	109,365
Other assets, net of current portion	2,139	1,861
Total assets	$374,847	$383,786
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$595	$449
Accounts payable to affiliates	20	66
Accrued liabilities	9,392	16,082
Income taxes payable	97	451
Deferred revenue and deposits	17,467	16,501
Current portion of debt	10,765	14,805
Current portion of payable pursuant to tax receivable agreements	7,158	8,478
Liabilities held for sale	—	351
Other current liabilities	28	71
Total current liabilities	45,522	57,254
Debt, net of current portion	176,218	185,552
Payable pursuant to tax receivable agreements, net of current portion	91,557	91,557
Deferred tax liabilities, net	134	120
Other liabilities, net of current portion	9,779	9,889
Total liabilities	323,210	344,372
Commitments and contingencies (note 12)
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 17,645,696 shares issued and outstanding as of June 30, 2016; 17,584,351 shares issued and outstanding as of December 31, 2015	2	2
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of June 30, 2016 and December 31, 2015	—	—
Additional paid-in capital	446,256	445,081
Retained earnings	11,265	4,693
Accumulated other comprehensive income (loss), net of tax	158	(105)
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	457,681	449,671
Non-controlling interest	(406,044)	(410,257)
Total stockholders' equity	51,637	39,414
Total liabilities and stockholders' equity	$374,847	$383,786

TABLE 3

RE/MAX Holdings, Inc. Condensed Consolidated Statements of Cash Flow (Amounts in thousands) (Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$24,776	$25,188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,593	7,619
Bad debt expense	109	487
Loss (gain) on sale or disposition of assets, net	96	(615)
Loss on early extinguishment of debt	136	94
Equity-based compensation expense	1,311	668
Non-cash interest expense	223	209
Deferred income tax expense and other	2,529	1,083
Changes in operating assets and liabilities:
Accounts and notes receivable, current portion	(2,569)	(3,516)
Advances from/to affiliates	(65)	333
Other current and noncurrent assets	844	903
Other current and noncurrent liabilities	(6,501)	113
Income taxes receivable/payable	(1,012)	2,025
Deferred revenue and deposits, current portion	906	1,976
Payment pursuant to tax receivable agreements	(1,344)	—
Net cash provided by operating activities	27,032	36,567
Cash flows from investing activities:
Purchases of property, equipment and software	(2,106)	(919)
Proceeds from sale of property and equipment	—	11
Capitalization of trademark costs	(16)	(41)
Acquisitions, net of cash acquired of $131	(9,869)	—
Dispositions	200	20
Cost to sell assets	(146)	(71)
Net cash used in investing activities	(11,937)	(1,000)
Cash flows from financing activities:
Payments on debt	(13,734)	(8,360)
Capitalized debt amendment costs	—	(555)
Distributions paid to non-controlling unitholders	(8,912)	(34,357)
Dividends paid to Class A common stockholders	(5,285)	(20,912)
Payments on capital lease obligations	(51)	(154)
Proceeds from exercise of stock options	101	2,013
Payment of payroll taxes related to net settled restricted stock units	(360)	—
Net cash used in financing activities	(28,241)	(62,325)
Effect of exchange rate changes on cash	508	(165)
Net decrease in cash and cash equivalents	(12,638)	(26,923)
Cash and cash equivalents, beginning of year	110,212	107,199
Cash and cash equivalents, end of period	$97,574	$80,276

TABLE 4

RE/MAX Holdings, Inc. Agent Count (Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2015	2015	2015	2015	2014
Agent Count:
U.S.
Company-owned regions (1)	39,493	38,469	37,250	37,146	36,545	35,845	35,299
Independent regions (1)	22,142	21,848	22,668	22,633	22,459	22,100	21,806
U.S. Total	61,635	60,317	59,918	59,779	59,004	57,945	57,105
Canada
Company-owned regions	6,701	6,580	6,553	6,512	6,440	6,327	6,261
Independent regions	13,635	13,239	13,115	12,994	12,992	12,834	12,779
Canada Total	20,336	19,819	19,668	19,506	19,432	19,161	19,040
U.S. and Canada Total	81,971	80,136	79,586	79,285	78,436	77,106	76,145
Outside U.S. and Canada
Company-owned regions (2)	—	—	—	—	—	—	328
Independent regions (2)	27,989	26,572	25,240	24,206	23,467	22,849	21,537
Outside U.S. and Canada Total	27,989	26,572	25,240	24,206	23,467	22,849	21,865
Total	109,960	106,708	104,826	103,491	101,903	99,955	98,010
Net change in agent count compared to the prior period	3,252	1,882	1,335	1,588	1,948	1,945	363

(1)

As of June 30, 2016, U.S. Company-owned Regions include agents in the Alaska region, which converted from an Independent Region to a Company-owned Region in connection with the acquisitions of certain assets of RE/MAX of Alaska, Inc. ("RE/MAX of Alaska"), including the regional franchise agreements issued by us permitting the sale of RE/MAX franchises in the state of Alaska, on April 1, 2016.  As of the acquisition date, the Alaska region had 245 agents.  In addition, as of each quarter end since March 31, 2016, U.S. Company-owned Regions include agents in the New York region, which converted from an Independent Region to a Company-owned Region in connection with the acquisitions of certain assets of RE/MAX of New York, Inc. ("RE/MAX of New York"), including the regional franchise agreements issued by us permitting the sale of RE/MAX franchises in the state of New York, on February 22, 2016.  As of the acquisition date, the New York region had 869 agents.

(2)

As of each quarter end since March 31, 2015, Independent Regions outside of the U.S. and Canada include agents in the Caribbean and Central America regions, which converted from Company-owned Regions to Independent Regions in connection with the regional franchising agreements we entered into with new independent owners of the Caribbean and Central America regions on January 1, 2015.  As of the disposition date, the Caribbean and Central America regions had 328 agents.

TABLE 5

RE/MAX Holdings, Inc. Adjusted EBITDA Reconciliation to Net Income (Amounts in thousands, except percentages) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Consolidated:
Net income	$14,380	$16,058	$24,776	$25,188
Depreciation and amortization	3,872	3,808	7,593	7,619
Interest expense	2,091	2,301	4,372	5,110
Interest income	(35)	(33)	(86)	(100)
Provision for income taxes	4,285	3,457	7,544	5,605
EBITDA	24,593	25,591	44,199	43,422
Gain on sale or disposition of assets and sublease (1)	(99)	(664)	(76)	(707)
Loss on early extinguishment of debt (2)	—	—	136	94
Non-cash straight-line rent expense (3)	187	249	411	480
Public offering related expenses (4)	—	—	193	—
Severance related expenses (5)	—	588	914	1,039
Acquisition related expenses (6)	246	(106)	530	77
Adjusted EBITDA	$24,927	$25,658	$46,307	$44,405
Adjusted EBITDA Margin	57.4%	57.9%	53.6%	50.2%

(1)	Represents gains on the sale or disposition of assets as well as the gains on the sublease of a portion of our corporate headquarters office building.
(2)	Represents losses incurred on early extinguishment of debt on our 2013 Senior Secured Credit Facility for the three and six months ended June 30, 2016 and 2015.
(3)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(4)	Represents costs incurred for compliance services performed during the six months ended June 30, 2016 in connection with the Secondary Offering.
(5)

Represents severance and other related expenses due to organizational changes implemented during 2015 as a result of the retirement of our former Chief Executive Officer on December 31, 2014 and the separation of our former Chief Financial Officer and former Chief Operating Officer effective March 31, 2016.

(6)

Acquisition related expenses include fees incurred in connection with our acquisitions of certain assets of HBN, Inc. and Tails, Inc. in October 2013 and of RE/MAX of New York in February 2016. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

TABLE 6

RE/MAX Holdings, Inc. Adjusted Net Income and Adjusted Earnings per Share (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Consolidated:
Net income	$14,380	$16,058	$24,776	$25,188
Amortization of franchise agreements	3,534	3,392	6,975	6,783
Provision for income taxes	4,285	3,457	7,544	5,605
Add-backs:
Gain on sale or disposition of assets and sublease (1)	(99)	(664)	(76)	(707)
Loss on early extinguishment of debt (2)	—	—	136	94
Non-cash straight-line rent expense (3)	187	249	411	480
Public offering related expenses (4)	—	—	193	—
Severance related expenses (5)	—	588	914	1,039
Acquisition related expenses (6)	246	(106)	530	77
Adjusted pre-tax net income	22,533	22,974	41,403	38,559
Less: Provision for income taxes at 38%	(8,563)	(8,730)	(15,733)	(14,652)
Adjusted net income (7)	$13,970	$14,244	$25,670	$23,907

Total basic pro forma shares outstanding	30,196,190	29,960,278	30,170,070	29,757,369
Total diluted pro forma shares outstanding	30,228,595	30,134,127	30,213,033	30,081,434

Adjusted net income basic earnings per share (7):	$0.46	$0.48	$0.85	$0.80
Adjusted net income diluted earnings per share (7):	$0.46	$0.47	$0.85	$0.79

(1)	Represents gains on the sale or disposition of assets as well as the gains on the sublease of a portion of our corporate headquarters office building.
(2)	Represents losses incurred on early extinguishment of debt on our 2013 Senior Secured Credit Facility for the three and six months ended June 30, 2016 and 2015.
(3)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(4)	Represents costs incurred for compliance services performed during the six months ended June 30, 2016 in connection with the Secondary Offering.
(5)

Represents severance and other related expenses due to organizational changes implemented during 2015 as a result of the retirement of our former Chief Executive Officer on December 31, 2014 and the separation of our former Chief Financial Officer and former Chief Operating Officer effective March 31, 2016.

(6)

Acquisition related expenses include fees incurred in connection with our acquisitions of certain assets of HBN, Inc. ("HBN") and Tails, Inc. ("Tails") in October 2013 and of RE/MAX of New York in February 2016. Costs include legal, accounting and advisory fees as well as consulting fees for integration services.

(7)	Non GAAP measure. See the end of this press release for definitions of Non-GAAP measures.

TABLE 7

RE/MAX Holdings, Inc. Pro Forma Shares Outstanding (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	12,559,600	17,734,600	12,559,600	17,734,600
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,636,590	12,225,678	17,610,470	12,022,769
Total basic pro forma weighted average shares outstanding	30,196,190	29,960,278	30,170,070	29,757,369

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	12,559,600	17,734,600	12,559,600	17,734,600
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	17,636,590	12,225,678	17,610,470	12,022,769
Dilutive effect of stock options (1)	4,360	146,638	10,047	301,928
Dilutive effect of unvested restricted stock units (1)	28,045	27,211	32,916	22,137
Total diluted pro forma weighted average shares outstanding	30,228,595	30,134,127	30,213,033	30,081,434

(1)	In accordance with the treasury stock method

TABLE 8

RE/MAX Holdings, Inc. Free Cash Flow & Unencumbered Cash (Unaudited)

	Six Months Ended June 30,
	2016	2015

Cash flow from operations	$ 27,032	$ 36,567
Less: Capital expenditures	(2,106)	(919)
Free cash flow (1)	24,926	35,648

Free cash flow	24,926	35,648
Less: Tax/Other non-dividend discretionary distributions to RIHI	(5,145)	(3,322)
Free cash flow after tax/non-dividend discretionary distributions to RIHI (1)	19,781	32,326

Free cash flow after tax/non-dividend discretionary distributions to RIHI	19,781	32,326
Less: Quarterly debt principal payments	(1,006)	(1,039)
Less: Annual excess cash flow (ECF) payment	(12,727)	(7,320)
Unencumbered cash generated (1)	$ 6,048	$ 23,967

Summary
Cash flow from operations	$ 27,032	$ 36,567
Free cash flow	24,926	35,648
Free cash flow after tax/non-dividend discretionary distributions to RIHI	19,781	32,326
Unencumbered cash generated	6,048	23,967

Adjusted EBITDA	$ 46,307	$ 44,405
Free cash flow as % of Adjusted EBITDA	53.8%	80.3%
Free cash flow less distributions to RIHI as % of Adjusted EBITDA	42.7%	72.8%
Unencumbered cash generated as % of Adjusted EBITDA	13.1%	54.0%

(1)	Non-GAAP measure. See the end of this press release for definitions of Non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS), and Free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q), adjusted for the impact of the following items that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, non-cash straight-line rent expense, professional fees and certain expenses incurred in connection with the IPO and subsequent secondary offerings, acquisition related expenses and severance related expenses. During the third quarter of 2014, the Company revised its definition of Adjusted EBITDA to eliminate the adjustment of equity-based compensation expense incurred for equity awards granted since the IPO, and Adjusted EBITDA in prior periods was revised to reflect this change for consistency of presentation. During the fourth quarter of 2014, the Company revised its definition of Adjusted EBITDA to include an adjustment for severance related charges incurred during or after such quarter.

Because Adjusted EBITDA omits certain non-cash items and other non-recurring cash charges or other items, the Company believes that it is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items and is more reflective of other factors that affect its operating performance. The Company presents Adjusted EBITDA because the Company believes it is useful as a supplemental measure in evaluating the performance of the operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of the business.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  this measure does not reflect changes in, or cash requirements for, the Company's working capital needs;
  this measure does not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  this measure does not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  this measure does not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  this measure does not reflect the cash requirements to pay RIHI Inc. and Oberndorf pursuant to the tax receivable agreements, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and
  other companies may calculate this measure differently so they may not be comparable.

Adjusted net income is defined as net income plus primarily non-cash items and other items that management does not consider to be useful in assessing our operating performance (e.g., amortization of franchise agreements, gain on sale or disposition of assets and sub-lease, loss on debt extinguishment, non-cash straight-line rent expense, public offering related expenses, severance-related expenses, and acquisition-related costs).

Adjusted basic and diluted earnings per share (Adjusted EPS) are defined as Adjusted net income (as defined above) divided by pro forma basic and diluted weighted average shares, as applicable.

Free cash flow is defined as operating cash flow minus capital expenditures. Free cash flow after tax/non-dividend discretionary distributions to RIHI is defined as free cash flow minus tax and other discretionary non-dividend distributions paid to RIHI to enable RIHI to satisfy its income tax obligations. Unencumbered cash generated is defined as free cash flow after tax/non-dividend discretionary distributions to RIHI minus quarterly debt principal payment minus annual excess cash flow payment on debt.

The Company's Adjusted EBITDA margin guidance does not include certain charges and costs. The adjustments to EBITDA margin in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA margin in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition related expenses, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA margin. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

CONTACT: Investor Contact, Andy Schulz, (303) 796-3287, aschulz@remax.com, or Media Contact, Kristen McCloy, (303) 796-3662, kmccloy@remax.com